FIRST SUPPLEMENTAL INDENTURE

                Dated as of October 5, 1993

         FIRST SUPPLEMENTAL INDENTURE dated as of       , 1993
(the "First Supplemental Indenture"), between SUPERMARKETS GENERAL HOLDINGS CORPORATION, a Delaware corporation (hereinafter called the "Company"), and WILMINGTON TRUST COMPANY, a Delaware banking corporation, as trustee under the Indenture referred to below (hereinafter called the "Trustee").

         WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of May 1, 1992 (hereinafter called the "Existing Indenture", all capitalized terms used in this Supplemental Indenture and not otherwise defined being used as defined in the Existing Indenture), pursuant to which the Company issued its 11-5/8% Subordinated Notes due 2002 (hereinafter called the "Securities");

         WHEREAS, on May 26, 1993, Supermarkets General Corporation (to be renamed as Pathmark Stores, Inc.), a Delaware corporation and a wholly owned subsidiary of the Company ("Pathmark"), made an offer (the "Exchange Offer") to exchange $1,000 principal amount of Pathmark's 11-5/8% Subordinated Notes due 2002 for each $1,000 principal amount of the Securities issued by the Company, and, concurrently with the Exchange Offer, the Company solicited (the "Solicitation") consents to amend certain provisions of the Existing Indenture;

         WHEREAS, the Existing Indenture provides that, when authorized by a Board Resolution, indentures supplemental thereto may be executed and delivered by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities (or in certain cases the consent of the Holder of each Outstanding Security affected thereby), such consent to be by Act of said Holders delivered to the Company and the Trustee;

         WHEREAS, pursuant to the Exchange Offer and the Solicitation, the Holders of at least a majority in principal amount of the Outstanding Securities have so consented to the execution and delivery of this First Supplemental Indenture; and

         WHEREAS, all things necessary have been done to make this First Supplemental Indenture, when executed and delivered by the Company, the legal, valid and binding agreement of the Company, in accordance with its terms.

            NOW, THEREFORE, THIS INDENTURE WITNESSETH:

         The parties hereto mutually covenant and agree as follows:

                             PART ONE

         The Existing Indenture is hereby supplemented, modified and restated to read as set forth in Exhibit A to this First
Supplemental Indenture.

                             PART TWO

         Sec. 1.   This First Supplemental Indenture shall be
construed as supplemental to the Indenture and shall form a part thereof, and the Indenture is hereby incorporated by reference herein and, as supplemented, modified and restated hereby, is hereby ratified, approved and confirmed.

         Sec. 2.   This First Supplemental Indenture shall be
governed and construed in accordance with the laws of the State of New York.

         Sec. 3.   This First Supplemental Indenture may be signed
in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this First Supplemental Indenture.

         Sec. 4.   It is the intention of the parties hereto that
this First Supplemental Indenture be deemed to be delivered in the State of New York, and that such delivery by the Company be deemed to occur only upon delivery by the Trustee in the State of New York.

         Sec. 5.   This First Supplemental Indenture shall be
effective on the date and time hereof; provided, however, that this First Supplemental Indenture shall not become operative, and the Existing Indenture shall remain in effect, until the date the Exchange Offer expires; and provided, further, that if the Exchange Offer is terminated, this First Supplemental Indenture shall be rescinded automatically and shall not have further force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                 SUPERMARKETS GENERAL HOLDINGS
                                   CORPORATION

                                 By: /s/ Anthony Cuti
                                    Name:
                                    Title: President

Attest: /s/ Myron D. Waxberg
       Name: Myron D. Waxberg
       Title: Assistant Secretary

                                 WILMINGTON TRUST COMPANY

                                 By:
                                    Name:
                                    Title:

Attest:
       Name:
       Title:

STATE OF Delaware     )
                      )  ss.:
COUNTY OF New Castle  )

         On the 4th day of October, 1993, before me personally came James T. Skelly, III and Emmett R. Harmon, respectively, to me known, who, being by me duly sworn, did acknowledge before me that they reside at Wilmington, DE and at Wilmington, DE
              and                                    ,
respectively; that they are Vice President and Vice President, respectively, of Wilmington Trust Company, one of the corporations described in and which executed the above instrument; that they know the corporate seal of such corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed pursuant to authority of the Board of Directors of such corporation; and that they signed their names thereto as James T. Skelly, III and Emmett R. Harmon
                , respectively, of such corporation pursuant to like authority.

                                 (NOTARIAL SEAL)

                                  /s/ Sonja F. Allen
                                      ---------------
                                      Notary Public

STATE OF New York     )
                      )  ss.:
COUNTY OF New York    )

         On the 5th day of October, 1993, before me
personally came Anthony Cuti and
                        , respectively, to me known, who, being
by me duly sworn, did acknowledge before me that they reside at 36 E. Saddle River Rd. and Saddle River, New Jersey, respectively; that they are
Vice President       and Vice President
     , respectively, of Supermarkets General Holdings Corporation, one of the corporations described in and which executed the above instrument; that they know the corporate seal of such corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed pursuant to authority of the Board of Directors of such corporation; and that they signed their names thereto as
and                                   , respectively, of such
corporation pursuant to like authority.

                                 (NOTARIAL SEAL)